Exhibit 99.1

Contact

Lauren Burgos

Spotlight Marketing Communications

949.427.1399

lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Self Storage Facility Near Tampa, Fla.

TAMPA, Fla. – (Jan. 10, 2019) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today the acquisition of an approximately 820-unit self storage facility located in the Tampa suburb of Plant City, Florida.

“This facility is strategically located along U.S. Highway 92, the region’s primary transportation corridor, and is adjacent to entertainment and retail amenities including Plant City Stadium and Plant City Plaza,” said Wayne Johnson, chief investment officer. “This facility is well-aligned with our investment criteria and we believe it will be a strong addition to Strategic Storage Trust IV’s rapidly growing portfolio.”

Constructed in 2004 and expanded in 2017 and 2018, the facility is comprised of approximately 110,000 net rentable square feet and is situated on 16.2 acres of land.

Located at 1610 Jim Johnson Road, the facility features climate-controlled units; covered RV, auto and boat storage; computerized gate and lobby access; drive-up access; fencing and lighting; ground-level storage units; individually alarmed units; tenant insurance; video surveillance; personal access hours; long-term self storage units; free to reserve units; overhead lighting; and moving carts.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 15 properties comprising approximately 9,000 self storage units and 1,148,000 net rentable square feet of storage space, as well as two parcels of land under development.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.7 billion of real estate assets under management, including 127 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 80,000 units and 9.4 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and

500,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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